Exhibit 4(c)

AMENDMENT NO. 5

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

WHEREAS, the Plan was amended and restated effective January 1, 2000, and subsequently amended by Amendment No. 1, 2, 3 and 4; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I. Effective March 28, 2005, Article VII, Sections 7.5 and 7.7 are amended to read as follows:

7.5 Termination of Employment. Upon a Participant's retirement or other termination of employment with PPL and all Affiliated Companies, he shall be entitled to receive his interest in the Fund. Subject to Subsection 7.7(c), (a) if the value of his interest in the Fund exceeds $1,000, his interest shall not be paid to him or applied for his benefit until (1) he consents in writing to such payment or application, or (2) he attains his 65th birthday or (3) he dies; whichever occurs first; (b) otherwise, his interest shall be paid to him or applied for his benefit in a single sum within 60 days after such termination takes place.

7.7 Timing of Distribution.

(c) A Participant who terminates employment with a Participating Company on or after age 55, and whose Account exceeds $1,000, shall be entitled to defer payment of his benefits until a date not later than that specified in Section 7.7(a)(2).

(d) The Employee Benefit Plan Board shall supply to each Participant who is entitled to distribution before his death or attainment of age 65 and the value of whose Account exceeds $1,000, written information relating to his right to defer distribution under Section 7.4, 7.5 or 7.7(c). Such notice shall be furnished not less than 30 days nor more than 90 days prior to the Participant's benefit commencement date, except that such notice may be furnished less than 30 days prior to the Participant's benefit commencement date if (1) the Employee Benefit Plan Board informs the Participant that the Participant has the right to a period of at least 30 days after receiving such notice to consider the decision whether to elect a distribution, and the mode in which he desires such distribution to be made, and (2) the Participant, after receiving such notice, affirmatively elects a distribution.

II. Except as provided for in this Amendment No. 5, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 5 is executed this _____ day of ________________, 2005.

PPL SERVICES CORPORATION By:_______________________________ Ronald Schwarz Vice President-Human Resources